FOR IMMEDIATE RELEASE                                                                                                        EXHIBIT 99.1

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY ANNOUNCES DIRECTOR APPOINTMENT

BOISE, Idaho, July 17, 2013 – Micron Technology, Inc. (NASDAQ: MU) today announced the appointment of Warren East to the company’s Board of Directors, effective immediately. East served as CEO of ARM Holdings PLC from October 2001 to July 1, 2013.

“We are extremely pleased to welcome Warren to our Board of Directors,” said Micron CEO Mark Durcan. “Warren transformed ARM during his tenure as CEO, and we are confident his contributions will strengthen our board.”

East, who also serves as director of De La Rule PLC, joined ARM in 1994 and later became Vice President of Business Operations. Within three years, he was appointed to the Board as Chief Operating Officer. Prior to ARM, East was with Texas Instruments.

“I appreciate the opportunity to serve with the Micron team,” said East. “With the acquisition of Elpida, Micron is well-positioned to be a growing, dynamic leader in semiconductor memory and a critical contributor to the success of customers in the storage, mobile and computing markets.”

East is a chartered engineer, Distinguished Fellow of the British Computer Society, Fellow of the Institution of Engineering and Technology, Fellow of the Royal Academy of Engineering and a Companion of the Chartered Management Institute. He earned bachelor and master degrees in Engineering Science from Oxford University and an MBA and honorary doctorate from Cranfield University.

About Micron
Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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